Exhibit 99.1
NuStar Energy Covers Quarterly Distribution for the First Time Since the Third Quarter of 2011
On Track to Cover Distribution for the Full Year 2014
Quarterly Results improved in all Three Operating Segments
17% increase in Quarterly Pipeline Throughput Volumes

SAN ANTONIO, July 25, 2014 - NuStar Energy L.P. (NYSE: NS) today announced second quarter 2014 distributable cash flow from continuing operations available to limited partners of $93.6 million, or $1.20 per unit, compared to 2013 second quarter distributable cash flow from continuing operations available to limited partners of $56.8 million, or $0.73 per unit. For the six months ended June 30, 2014, distributable cash flow from continuing operations available to limited partners was $171.5 million, or $2.20 per unit, compared to $113.9 million, or $1.46 per unit for the six months ended June 30, 2013.

Second quarter earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $140.1 million compared to second quarter 2013 EBITDA of $114.3 million. For the six months ended June 30, 2014, EBITDA was $266.8 million, compared to $208.5 million for the six months ended June 30, 2013.

The partnership reported second quarter net income applicable to limited partners of $43.6 million, or $0.56 per unit, compared to $21.6 million, or $0.28 per unit, earned in the second quarter of 2013. For the six months ended June 30, 2014, net income applicable to limited partners was $71.7 million, or $0.92 per unit, compared to net income applicable to limited partners of $34.9 million, or $0.45 per unit, for the six months ended June 30, 2013.

The partnership also announced that its board of directors has declared a second quarter 2014 distribution of $1.095 per unit. The second quarter 2014 distribution will be paid on August 11, 2014, to holders of record as of August 6, 2014. Distributable cash flow from continuing operations available to limited partners covers the distribution to the limited partners by 1.10 times for the second quarter of 2014 and by 1.00 times for the six months ended June 30, 2014.

“All three of our operating segments continued to perform well in the second quarter,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “In May, we completed Phase 1 of our South Texas Crude Oil Pipeline expansion and set a new single-vessel loading record at our Corpus Christi North Beach Terminal, when we loaded over 750,000 barrels. These were significant milestones for us and contributed to improved results in both our pipeline and storage segments.”

Barron went on to say, “Our coverage ratio in the second quarter was our highest since the third quarter of 2011 and was better than we initially projected. Higher than expected throughput volumes in both our pipeline and storage segments, as well as the deferral of some maintenance expenses and reliability capital spending to the back half of 2014 helped drive the coverage ratio to 1.10 times.”
Internal Growth Project Update
Phase 2 of the South Texas Crude Oil Pipeline expansion is expected to come on line during the first quarter of 2015 and will allow for increased throughputs of up to 65,000 barrels per day. NuStar’s 12-inch pipeline between Mont Belvieu and Corpus Christi, Texas began generating distributable cash flow in the second quarter and is expected to be in full NGL service in the second quarter of 2015, at which time it is expected to generate an incremental $23 million in annual EBITDA, based on committed volumes.
2014 Earnings Guidance
“NuStar’s third quarter EPU and EBITDA results as well as our coverage ratio should exceed last year’s third quarter results. Similar to the second quarter, third quarter EBITDA results in our pipeline, storage and fuels marketing segments are all expected to be higher than last year’s third quarter,” said Barron.
“In regard to full year 2014 guidance, we still expect our pipeline segment EBITDA to be $40 to $60 million higher than 2013 and our storage segment adjusted EBITDA to be comparable to 2013. However, we now expect our fuels marketing segment to generate EBITDA in the range of $20 to $30 million. Based on these projections, we expect to cover our distributions for the full year 2014,” Barron said.

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Barron went on to say, “Our 2014 internal growth spending projections have been reduced slightly to reflect the deferral of spending on some of our key growth projects into 2015. Spending is now expected to be in the range of $330 to $350 million, the majority of which will be spent on projects in our pipeline segment.”
Second Quarter 2014 Earnings Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, July 25, 2014, to discuss the financial and operational results for the second quarter of 2014. Investors interested in listening to the presentation may call 800/622-7620, passcode 63499232. International callers may access the presentation by dialing 706/645-0327, passcode 63499232. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 63499232. International callers may access the playback by calling 404/537-3406, passcode 63499232.
Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar Energy L.P.’s Web site at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has 8,643 miles of pipeline and 84 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has approximately 92 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2013 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Statement of Income Data:
Revenues:
Service revenues	$259,562	$231,451	$488,900	$457,210
Product sales	490,183	670,563	1,110,058	1,442,990
Total revenues	749,745	902,014	1,598,958	1,900,200
Costs and expenses:
Cost of product sales	473,755	648,766	1,068,714	1,401,020
Operating expenses	115,537	111,315	221,602	224,832
General and administrative expenses	23,163	19,653	44,019	47,147
Depreciation and amortization expense	47,936	45,308	94,166	86,871
Total costs and expenses	660,391	825,042	1,428,501	1,759,870
Operating income	89,354	76,972	170,457	140,330
Equity in earnings (loss) of joint ventures	3,294	(10,128)	(1,012)	(21,271)
Interest expense, net	(33,122)	(31,035)	(67,539)	(62,026)
Interest income from related party	—	1,610	1,055	2,732
Other (expense) income, net	(474)	2,184	3,204	2,528
Income from continuing operations before income tax expense	59,052	39,603	106,165	62,293
Income tax expense	1,865	4,891	5,982	7,982
Income from continuing operations	57,187	34,712	100,183	54,311
(Loss) income from discontinued operations, net of tax (Note 1)	(1,788)	(1,743)	(5,147)	3,062
Net income	$55,399	$32,969	$95,036	$57,373
Net income applicable to limited partners	$43,599	$21,619	$71,743	$34,887
Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.58	$0.30	$0.98	$0.40
Discontinued operations (Note 1)	(0.02)	(0.02)	(0.06)	0.05
Total	$0.56	$0.28	$0.92	$0.45
Weighted-average limited partner units outstanding	77,886,078	77,886,078	77,886,078	77,886,078

EBITDA from continuing operations (Note 2)	$140,110	$114,336	$266,815	$208,458
DCF from continuing operations (Note 2)	$106,321	$69,565	$197,033	$139,451

	June 30,			December 31,
	2014	2013		2013
Balance Sheet Data:
Long-term debt	$2,726,629	$2,500,948		$2,655,553
Partners’ equity	$1,809,359	$2,440,266		$1,903,794
Consolidated debt coverage ratio (Note 3)	4.0x	4.3x		4.4x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Pipeline:
Refined products pipelines throughput (barrels/day)	521,391	459,663	497,315	465,446
Crude oil pipelines throughput (barrels/day)	427,122	350,850	393,457	351,021
Total throughput (barrels/day)	948,513	810,513	890,772	816,467
Throughput revenues	$117,798	$96,976	$220,757	$190,253
Operating expenses	38,072	29,101	69,689	66,507
Depreciation and amortization expense	19,490	16,648	37,842	32,638
Segment operating income	$60,236	$51,227	$113,226	$91,108
Storage:
Throughput (barrels/day)	894,194	813,345	857,967	741,872
Throughput revenues	$31,216	$26,626	$58,686	$48,987
Storage lease revenues	113,770	116,053	218,866	235,369
Total revenues	144,986	142,679	277,552	284,356
Operating expenses	69,091	72,212	134,358	136,865
Depreciation and amortization expense	25,888	26,055	51,180	49,123
Segment operating income	$50,007	$44,412	$92,014	$98,368
Fuels Marketing:
Product sales and other revenue	$493,651	$670,604	$1,114,622	$1,443,612
Cost of product sales	477,830	654,202	1,077,305	1,412,934
Gross margin	15,821	16,402	37,317	30,678
Operating expenses	10,996	12,964	22,927	28,826
Depreciation and amortization expense	4	6	11	13
Segment operating income	$4,821	$3,432	$14,379	$1,839
Consolidation and Intersegment Eliminations:
Revenues	$(6,690)	$(8,245)	$(13,973)	$(18,021)
Cost of product sales	(4,075)	(5,436)	(8,591)	(11,914)
Operating expenses	(2,622)	(2,962)	(5,372)	(7,366)
Total	$7	$153	$(10)	$1,259
Consolidated Information:
Revenues	$749,745	$902,014	$1,598,958	$1,900,200
Cost of product sales	473,755	648,766	1,068,714	1,401,020
Operating expenses	115,537	111,315	221,602	224,832
Depreciation and amortization expense	45,382	42,709	89,033	81,774
Segment operating income	115,071	99,224	219,609	192,574
General and administrative expenses	23,163	19,653	44,019	47,147
Other depreciation and amortization expense	2,554	2,599	5,133	5,097
Consolidated operating income	$89,354	$76,972	$170,457	$140,330

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

(1)
The results of operations for the following have been reported as discontinued operations for all periods presented: (i) the San Antonio Refinery and related assets, which we sold on January 1, 2013, and (ii) certain storage assets that were classified as “Assets held for sale” on the consolidated balance sheet as of December 31, 2013.

(2)
NuStar Energy L.P. utilizes financial measures, earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, distributable cash flow (DCF) from continuing operations and DCF from continuing operations per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. None of EBITDA from continuing operations, DCF from continuing operations or DCF from continuing operations per unit are intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income from continuing operations	$57,187	$34,712	$100,183	$54,311
Plus interest expense, net and interest income from related party	33,122	29,425	66,484	59,294
Plus income tax expense	1,865	4,891	5,982	7,982
Plus depreciation and amortization expense	47,936	45,308	94,166	86,871
EBITDA from continuing operations	140,110	114,336	266,815	208,458
Equity in (earnings) loss of joint ventures	(3,294)	10,128	1,012	21,271
Interest expense, net and interest income from related party	(33,122)	(29,425)	(66,484)	(59,294)
Reliability capital expenditures	(7,239)	(10,987)	(11,998)	(16,464)
Income tax expense	(1,865)	(4,891)	(5,982)	(7,982)
Distributions from joint ventures	728	—	3,094	4,652
Other items (a)	4,311	(6,500)	3,869	(6,500)
Mark-to-market impact of hedge transactions (b)	6,692	(3,096)	6,707	(4,690)
DCF from continuing operations	$106,321	$69,565	$197,033	$139,451

Less DCF from continuing operations available to general partner	12,766	12,766	25,532	25,532
DCF from continuing operations available to limited partners	$93,555	$56,799	$171,501	$113,919

DCF from continuing operations per limited partner unit	$1.20	$0.73	$2.20	$1.46

(a)
For 2014, other items consist of a net increase in deferred revenue associated with throughput deficiency payments and construction reimbursements. For 2013, other items consist of a $6.5 million reduction of the contingent consideration recorded in association with an acquisition.

(b)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.

(3)	The consolidated debt coverage ratio is calculated as consolidated indebtedness to consolidated EBITDA, as defined in our $1.5 billion five-year revolving credit agreement.